Ex (N)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 21, 2010, relating to the financial statements and financial highlights which appear in the March 31, 2010 Annual Reports to Shareholders of Goldman Sachs Credit Strategies Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 22, 2010